SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14-c5(d)(2))

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Definitive Information Statement

BIMS RENEWABLE ENERGY, INC.

(Name of Registrant As Specified In Charter)

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)

Title of each class of securities to which transaction applies:

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BIMS RENEWABLE ENERGY, INC.

14 Place du Commerce, suite 388

Montréal, Qc, H3E 1T5

INFORMATION STATEMENT

This Information Statement is furnished by the Board of Directors of BIMS RENEWABLE ENERGY, INC., a Florida  corporation, (the "Company"), to inform the stockholders of the Company of the approval of a certain corporate action.  This Information Statement will be mailed on or about November 26, 2003 to holders of record of Common Stock, par value $0. 001 ("Common Stock") of the Company as of the record date. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on November 14, 2003.  On that date, the Company had outstanding and entitled to vote 24,955,563 shares of Common Stock. Specifically, this Information Statement relates to the following corporate action:

1.

Stockholders' approval of an amendment to the Company's Certificate of Incorporation effectuating a reverse split in the ratio of 1:6.

On November 14, 2003, holders of 23,735,713 shares of Common Stock (or approximately 95.19% of the total entitled to vote on the matters set forth herein) consented in writing without a meeting to the matters set forth herein. As a result, the corporate action was approved by the majority required by law and no further votes will be needed.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

AMENDMENT TO ARTICLES OF INCORPORATION

The Board of Directors of the Company and the holders of a majority of the shares entitled to vote thereon have adopted by written consent in lieu of a meeting a proposal approving a change of the Company’s outstanding shares by implementing a reverse split in the ratio of 1:6.  This means that every outstanding share will be reduced to 1/6 of a share.  For example, if you have 1,000 shares now, after the reverse split you will have only 167 shares.  Fractional shares resulting form the reverse split will be rounded up to the nearest whole share. The reason for the change is that the Company believes that its shares are underpriced in the market and hopes that by implementing the reverse the market will provide a higher valuation for its shares.  No assurance of any kind can be given that the market will react positively, or at all, to the reverse split.  Also, the Company intends to expand its operations by making acquisitions in related industries.  As previously announced, the Company has begun negotiations with various companies and is taking this action to allow additional shares to be available to make an acquisition.  As this time, none of the negotiations have progressed to the point where we are prepared to move forward, however, we are cautiously optimistic that we will be able to successfully complete an acquisition and we believe that it is prudent to take this action at this time to position ourselves to be ready to take advantage of a situation when it presents itself.   Management believes that at the current time this is a necessary action to allow it the possibility of increasing stockholder value and is in the best interests of the stockholders in the long run even though increasing the authorized capital means that the current stockholders face the very likelihood of severe dilution in the event a transaction occurs.  The Company can give no guarantee that even with this action that any beneficial transaction will eventuate.

The Company does not at present have any definitive plan, understanding, arrangement, commitment or agreement, written or oral, regarding the issuance of its common stock subsequent to the reverse split.  However, the Company reserves the right to issue any number of such newly available shares in the future.  Similarly, the Company has no such plan at present to acquire a business product or enter into a business combination.  However, the Company reserves the right to enter into such a transaction should the situation arise and in almost all cases of such transactions, neither the Company’s charter or by-laws nor the laws of Florida nor the rules and regulations of the NASD would require the Company to solicit the consent of the stockholders.

Security Ownership of Certain Beneficial Owners & Management

The following table sets forth, as of November 14,2003, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for (i)  each  person  known  by us to own beneficially  more than five (5%) percent of our outstanding  common stock, (ii) each of our officers and directors,  and (iii) all of our officers and directors as a group. Each stockholder's address is c/o the Company, 2637 East Atlantic Ave. #202, Pompano Beach, FL 33062, unless otherwise indicated.

Class

Name and Address of Owner

Amount of Shares

% of Class

------------------------------------------------------------------------------------------------------------------------------------

Common Stock

Jean Gagnon (1)

2,073,316

8.30

Common Stock

Société Mérivel Inc (2)

72,480

0.30

Common Stock

Abdel Jabbar Abouelouafa (1)

14,269,849

57.20

Common Stock

W.A.F.A. Management (3)

268,068

1.07

Common Stock

Yves Renaud (1)

6,002,000

24.05

Common Stock

Marcel Mongrain (1)

1,070,000

4.29

23,735,713

95.19%

Executives Officers and Directors as a Group (4 persons)

21,588,917

86.61%

(1)   Uses Company's address

(2)   Controlled by Jean Gagnon

(3)   Controlled by Abdel Jabbar Abouelouafa

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

Dated: November 25, 2003

Montreal, Qc, H3E 1T5